SOUTHWEST BANCORP, INC.
ANNOUNCES PLANNED OFFERING OF SECURITIES

CONTACT: RICK GREEN, PRESIDENT & C.E.O.

KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE: RELEASE DATE:	(405) 372-2230 April 29, 2008

April 29, 2008, Stillwater, Oklahoma .Southwest Bancorp, Inc. (NASDAQ Global Select—OKSB), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company, SNB Bank of Wichita, and Bank of Kansas, announced today a planned public “shelf offering” of up to $75 million of securities.

The types of securities that may be included in the offering are: subordinated debentures, either in connection with an offering of trust preferred securities or not; preferred stock; depository securities representing fractional interests in such securities; units representing combinations of such securities; and rights and warrants to purchase such securities. The actual amount of the offering, the type or types of securities and the terms of securities to be issued in the offering, and the date or dates of issuance of such securities have not yet been established.

The proceeds of the offering by the Company would be used for general corporate purposes including investment in subsidiaries.

Securities sold by the Company would be newly issued. The Company expects to file a Registration Statement with the Securities and Exchange Commission for this planned offering within the second quarter of 2008.

The securities described herein may not be sold other than by means of a prospectus, nor may offers to buy be accepted prior to the time the Registration Statement containing such a prospectus becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.